UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	October 3, 2016
	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 3, 2016…...........On October 3, 2016, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable December 15, 2016, to shareholders of record at the close of business on November 15, 2016. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on October 3, 2016, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from September 1, 2016 through November 30, 2016, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable December 15, 2016, to shareholders of record at the close of business on November 15, 2016. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

In addition, on October 3, 2016, the Board of Directors declared a quarterly dividend of $0.50 for the period from September 1, 2016 through November 30, 2016, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable December 15, 2016, to shareholders of record at the close of business on November 15, 2016. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates one hundred manufactured home communities containing approximately 18,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968